FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: October 29, 2008 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2008 RESULTS

Highlights Include:

•	Third quarter net income of $737,000 and earnings per share of $0.10 remain positive and improve from the second quarter
•	Economic conditions in Michigan and nationally, and financial market turmoil, continue to create credit and valuation issues impacting earnings
•	Net interest margin improves in the third quarter
•	Capital remains strong and all affiliate banks continue to meet regulatory well-capitalized requirements

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.10 for the third quarter of 2008 compared to $0.04 in the second quarter of 2008 and to $0.33 in the third quarter of 2007. Net income was $737,000 for the quarter ended September 30, 2008, compared to $292,000 for the quarter ended June 30, 2008 and $2,415,000 for the quarter ended September 30, 2007. Net income and earnings per share remained positive in the third quarter in spite of the write down of the previously disclosed investment in a security related to the government sponsored Federal Home Loan Mortgage Company. Returns on average assets and average equity for the third quarter of 2008 were 0.21% and 2.5%, respectively. All per share amounts are fully diluted.

Earnings per share of $0.43 for the first nine months of 2008 compared to $1.01 in the first nine months of 2007. Net income was $3,179,000 for the nine months ended September 30, 2008, compared to $6,820,000 for the nine months ended September 30, 2007. Returns on average assets and average equity for the first nine months of 2008 were 0.32% and 3.7%, respectively.

In the third quarter of 2008, Firstbank’s non-interest income was reduced by a $1.6 million write-down on an investment in a money market security related to the government sponsored enterprise Federal Home Loan Mortgage Company (Freddie Mac). The after tax impact reduced net income by $1.1 million. On September 7, 2008, the U.S Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA), announced that the FHFA was placing Fannie Mae and Freddie Mac under Conservatorship and would suspend dividends on common and preferred stock.

Firstbank’s loan loss provision in the third quarter of 2008 was $1,028,000, a decrease of 70% from the level in the second quarter of 2008. The level of provision expense, higher than in most quarters in recent years, reflects a variety of factors including the ongoing economic stresses impacting the Michigan and national economies, the continued deterioration in real estate values, and Firstbank’s practice of immediately reserving for problem loans when they are identified. The bulk of the provision was taken at the newest affiliate bank, Firstbank – West Michigan, which was acquired with ICNB Financial Corporation on July 1, 2007. In times of less credit stress and at the time of acquisition, most of the bank’s problem credits could, and were able to, perform according to their terms, but under current economic conditions additional provision for loan losses has become appropriate. In the first nine months of 2008, provision expense was $5,309,000, significantly above the year-earlier period, which had included a large negative provision that was related to the payoff of a specific loan at that time.

Total assets of Firstbank Corporation at September 30, 2008, were $1.407 billion, an increase of 3.3% over the year-ago period. Total portfolio loans of $1.154 billion were 3.4% above the level at September 30, 2007. Total deposits as of September 30, 2008, were $1.028 billion, compared to $1.004 billion at September 30, 2007. Capital levels remain strong and all affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank’s net interest margin, at 3.82% in the third quarter of 2008, increased 5 basis points from 3.77% in the second quarter of 2008, and was 7 basis points below the 3.89% of the third quarter of 2007. Growth in average earning assets was modest at 1.3% compared to the second quarter of 2008 and 3.8% compared to the third quarter of 2007. Net interest income in the third quarter of 2008 was 3.3% above the level in the second quarter and 1.3% above the year-ago period.

Gain on sale of mortgage loans for the first nine months of 2008 was 80% above the year-ago period, but the increase came entirely in the first half of the year, and mostly in the first quarter. In the third quarter of 2008, gain on sale of mortgage loans was 26% below the level in the third quarter of 2007. Sharp declines in mortgage interest rates in the first months of 2008 helped to expand mortgage activity and refinances, but mortgage interest rates have moved back up in the second and third quarters, slowing activity once again.

Firstbank continues to emphasize cost control during this period of economic uncertainty and pressure on revenues. Salaries and employee benefits expense declined 7% in the third quarter of 2008 compared to the third quarter of 2007. Declines in the category of other non-interest expense more than offset increases in occupancy and equipment expenses. Total non-interest expense declined 4.7% in the third quarter of 2008 compared to the third quarter of 2007. Both quarters included the operations of the newest affiliate, Firstbank – West Michigan.

Mr. Sullivan stated, “Everyone is inundated with news about the troubled economy and problems in the financial markets, in the United States and worldwide. We have had an increase in non-performing and charge-off loans, where our customers have fallen prey to the economic stresses. Most of these problems in our company have occurred at our most newly acquired bank. Prior lending practices at this bank left it more exposed to the vagaries of economic stress than any of our other banks that have been part of our company for many years. Adding insult to injury, in the third quarter of 2008 we incurred a $1.1 million after tax write-down on an investment in a money market security related to the government sponsored enterprise Federal Home Loan Mortgage Company (Freddie Mac), which the government placed into receivership. We had purchased this investment because of its then favorable regulatory risk rating, the expected steady income provided by the preferred stock’s dividend, and the favorable tax treatment afforded to these dividends.

“While we are not happy to have incurred these loan and investment losses, we are gratified that the underlying earnings power of our company is strong enough to have enabled us to absorb them without reporting negative net income in any quarter – and this at a time when many banking companies in Michigan and other states are reporting very large quarterly net losses.

“We are pleased that our federal government is acting quickly to address the systemic risks – risks that have the potential to envelop all financial, and many non-financial, companies. We are currently evaluating to what extent utilizing these programs would be beneficial to our company and our shareholders. We also are keeping our lenders and customer service personnel focused on the business of banking, serving our customers and communities in quality ways and helping them through the challenges they face during these times. We maintain our strong cultural emphasis on asset quality, and we have made significant progress in spreading that culture to our newest affiliate. We are all looking forward to the time when helping people with their challenges transitions back to helping people with their opportunities.”

At September 30, 2008, the ratio of the allowance for loan losses to loans increased to 1.11% from 1.07% at June 30, 2008, and increased from 1.06% at September 30, 2007. The ratio of allowance for loan loss to non-performing loans stood at 61% at September 30, 2008.

Net charge-offs of $590,000 in the third quarter of 2008 were 0.20% of average loans on an annualized basis, and net charge-offs of $4,020,000 for the first nine months of 2008 were 0.47% of average loans on an annualized basis. The ratio of non-performing loans (including loans past due over 90 days) to loans was 1.81% at September 30, 2008, compared to 1.56% as of June 30, 2008, and 1.00% at September 30, 2007.

Shareholders’ equity decreased 0.5% in the third quarter of 2008, and was 0.3% below the level at September 30, 2007. The ratio of average equity to average assets was 8.4% in the third quarter of 2008 – similar to levels over past years. Firstbank did not repurchase its common stock in the first nine months of 2008. All of Firstbank Corporation’s affiliate banks continue to meet the regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Nine Months Ended:
	Sep 30 2008	Jun 30 2008	Sep 30 2007	Sep 30 2008	Sep 30 2007
Interest income:
Interest and fees on loans	$19,136	$19,031	$20,822	$57,922	$54,662
Investment securities
Taxable	918	945	921	2,902	2,234
Exempt from federal income tax	357	349	363	1,059	900
Short term investments	91	86	334	268	914
Total interest income	20,502	20,411	22,440	62,151	58,710

Interest expense:
Deposits	6,164	6,431	7,892	19,684	20,988
Notes payable and other borrowing	2,443	2,463	2,808	7,591	6,786
Total interest expense	8,607	8,894	10,700	27,275	27,774

Net interest income	11,895	11,517	11,740	34,876	30,936
Provision for loan losses	1,028	3,465	223	5,309	241
Net interest income after provision for loan losses	10,867	8,052	11,517	29,567	30,695

Noninterest income:
Gain on sale of mortgage loans	317	565	428	2,024	1,127
Service charges on deposit accounts	1,218	1,256	1,300	3,642	3,238
Gain (loss) on trading account securities	(200)	(160)	0	(373)	0
Gain (loss) on sale of AFS securities	(1,674)	(67)	0	(1,612)	(130)
Mortgage servicing	180	131	118	188	393
Other	690	647	1,121	1,965	3,012
Total noninterest income	531	2,372	2,967	5,834	7,640

Noninterest expense:
Salaries and employee benefits	5,342	5,523	5,743	16,712	15,299
Occupancy and equipment	1,728	1,740	1,629	5,217	4,306
Amortization of intangibles	264	281	332	826	929
FDIC insurance premium	166	103	61	382	110
Other	3,116	2,697	3,369	8,531	8,206
Total noninterest expense	10,616	10,344	11,134	31,668	28,850

Income before federal income taxes	782	80	3,350	3,733	9,485
Federal income taxes	45	(212)	935	554	2,665
Net Income	$737	$292	$2,415	$3,179	$6,820

Fully Tax Equivalent Net Interest Income	$12,160	$11,791	$11,969	35,702	31,522

Per Share Data:
Basic Earnings	$0.10	$0.04	$0.33	$0.43	$1.01
Diluted Earnings	$0.10	$0.04	$0.33	$0.43	$1.01
Dividends Paid	$0.225	$0.225	$0.225	$0.675	$0.675

Performance Ratios:
Return on Average Assets (a)	0.21%	0.10%	0.71%	0.32%	0.78%
Return on Average Equity (a)	2.5%	1.2%	8.2%	3.7%	8.9%
Net Interest Margin (FTE) (a)	3.82%	3.77%	3.89%	3.79%	3.90%
Book Value Per Share (b)	$15.61	$15.78	$15.98	$15.61	$15.98
Average Equity/Average Assets	8.4%	8.6%	8.7%	8.5%	8.8%
Net Charge-offs	$590	$2,687	$249	$4,020	$732
Net Charge-offs as a % of Average Loans (c)(a)	0.20%	0.94%	0.09%	0.47%	0.10%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30 2008	Jun 30 2008	Dec 31 2007	Sep 30 2007
ASSETS

Cash and cash equivalents:
Cash and due from banks	$35,589	$40,283	$42,198	$33,713
Short term investments	3,873	6,281	3,331	20,695
Total cash and cash equivalents	39,462	46,564	45,529	54,408

Securities available for sale	119,756	96,991	105,130	97,832
Federal Home Loan Bank stock	8,760	8,666	8,007	7,684
Loans:
Loans held for sale	757	191	1,725	311
Portfolio loans:
Commercial	206,274	214,185	219,080	222,249
Commercial real estate	341,550	334,903	311,494	329,638
Residential mortgage	398,963	393,293	387,222	391,845
Real estate construction	130,405	132,896	126,027	93,278
Consumer	77,018	77,559	78,106	79,506
Total portfolio loans	1,154,210	1,152,836	1,121,929	1,116,516
Less allowance for loan losses	(12,767)	(12,328)	(11,477)	(11,821)
Net portfolio loans	1,141,443	1,140,508	1,110,452	1,104,695

Premises and equipment, net	27,565	27,959	27,554	27,412
Goodwill	35,603	35,553	34,421	35,193
Other intangibles	4,126	4,390	5,832	5,988
Other assets	29,581	28,336	27,089	28,471
TOTAL ASSETS	$1,407,053	$1,389,158	$1,365,739	$1,361,994

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$148,762	$148,385	$152,126	$148,682
Interest bearing accounts:
Demand	216,894	219,161	222,371	217,678
Savings	157,681	160,862	147,654	153,214
Time	463,193	449,517	453,864	447,690
Wholesale CD's	41,512	35,783	35,377	37,223
Total deposits	1,028,042	1,013,708	1,011,392	1,004,487

Securities sold under agreements to
repurchase and overnight borrowings	55,877	48,718	42,791	53,155
FHLB Advances and notes payable	153,865	156,923	139,035	130,982
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	15,669	15,605	17,826	19,449
Total liabilities	1,289,537	1,271,038	1,247,128	1,244,157

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	112,970	112,491	111,436	110,862
Retained earnings	4,842	5,790	6,692	6,764
Accumulated other comprehensive income/(loss)	(296)	(161)	483	211
Total shareholders' equity	117,516	118,120	118,611	117,837
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,407,053	$1,389,158	$1,365,739	$1,361,994

Common stock shares issued and outstanding	7,530,235	7,484,368	7,407,198	7,374,060
Principal Balance of Loans Serviced for Others ($mil)	$514.5	$517.3	$515.1	$516.0

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	1.81%	1.56%	1.26%	1.00%
Non-Perf. Loans + OREO / Loans (a) + OREO	2.24%	1.89%	1.54%	1.30%
Non-Performing Assets / Total Assets	1.84%	1.58%	1.27%	1.07%
Allowance for Loan Loss as a % of Loans (a)	1.11%	1.07%	1.02%	1.06%
Allowance / Non-Performing Loans	61%	69%	81%	106%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,156,041	$1,142,047	$1,118,551	$1,102,696
Total Earning Assets	1,273,716	1,257,478	1,228,740	1,227,061
Total Shareholders' Equity	118,437	118,846	117,960	117,158
Total Assets	1,408,393	1,389,391	1,356,106	1,352,024
Diluted Shares Outstanding	7,498,223	7,451,664	7,378,262	7,391,851

(a) Total Loans less loans held for sale